This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or ADSs (each as defined below). The U.S. Offer (as defined below) is made solely by the Offer to Purchase dated January 13, 2000, the related Acceptance Form and Letter of Transmittal, and any amendments or supplements thereto, and is being made for all outstanding Shares held by U.S. Persons (as defined below) and all outstanding ADSs. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of)
      holders of Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Offeror by one or more
              registered brokers or dealers that are licensed under
                         the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

              ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. PERSONS

                                       AND

                   ALL OUTSTANDING AMERICAN DEPOSITARY SHARES

       (EACH AMERICAN DEPOSITARY SHARE REPRESENTING FOUR ORDINARY SHARES)

                                       OF

                                 NCL HOLDING ASA

                                       AT

                       NORWEGIAN KRONER ("NOK") 35 OR THE

             U.S. DOLLAR EQUIVALENT THEREOF FOR EACH ORDINARY SHARE

                                       AND

                      THE U.S. DOLLAR EQUIVALENT OF NOK 140

                       FOR EACH AMERICAN DEPOSITARY SHARE

                                       BY

                                 ARRASAS LIMITED

                          A WHOLLY OWNED SUBSIDIARY OF

                                STAR CRUISES PLC

            PURSUANT TO THE OFFER TO PURCHASE DATED JANUARY 13, 2000

     Arrasas Limited, an Isle of Man company (the "Offeror") and a wholly owned subsidiary of Star Cruises PLC, an Isle of Man company ("Star"), is making an offer to purchase all outstanding ordinary shares, nominal value NOK 2.30 each ("Shares"), that are held by U.S. Persons (as defined in the Offer to Purchase) and all outstanding American Depositary Shares, each evidencing four Shares ("ADSs", and together with the Shares, the "Securities") of NCL Holding
ASA ("NCL"), a Norwegian company, at a price equal to NOK 35 per Share and NOK 140 per ADS, in each case net in cash to the seller, without interest, upon the terms set forth in the Offer to Purchase dated January 13, 2000 (the "Offer to Purchase") and in the related Acceptance Form and Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "U.S. Offer"). The U.S. Offer is being made to all holders of Shares who are U.S. Persons and to all holders of ADSs.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 10, 2000, UNLESS THE OFFER IS EXTENDED.

     The Offeror is making the U.S. Offer in conjunction with a concurrent offer (the "International Offer", and, together with the U.S. Offer, the "Offers") for all outstanding Shares that are held by non-U.S. Persons. U.S. Persons will not be permitted to tender their Shares in the International Offer and non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons) may be tendered only in the U.S. Offer.

     The price to be paid in the U.S. Offer for the Shares is NOK 35 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Acceptance Form, provided, however, that any holder of Shares tendered in the U.S. Offer may elect to receive the U.S. dollar equivalent of NOK 35 per Share for such holder's Shares in the manner set forth in the Offer to Purchase. With respect to such payment, the Norway Receiving Agent (as defined below) will convert the NOK payment received from the Offeror for tendered Shares into U.S. Dollars on the spot market as soon as practicable after receipt thereof.

     The price to be paid in the International Offer for Shares is NOK 35 per Share, net to the seller in cash, without interest.

     The price to be paid in the U.S. Offer for the ADSs is the U.S. Dollar equivalent of NOK 140 per ADS, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. With respect to such payment, the Depositary (as defined below) will convert the NOK payment received from the Offeror for tendered ADSs into U.S. Dollars on the spot market as soon as practicable after receipt thereof.

     Tendering holders of Securities will not be obligated to pay brokerage fees or commissions or, except as set forth in the Acceptance Form and in Instruction 6 of the Letter of Transmittal, stock transfer taxes, (including stamp duty) in respect of the purchase of the Securities.

     THERE ARE NO CONDITIONS TO THE OBLIGATIONS OF THE OFFEROR TO PURCHASE AND PAY FOR SECURITIES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN RESPONSE TO THE U.S. OFFER.

     The Offers are being made in order to comply with the mandatory offer requirements of Norwegian law and applicable regulations of the Oslo Stock Exchange (the "OSE"). These requirements apply to the Offeror because the Offeror and related companies acquired in the aggregate, as of December 16, 1999, a number of Shares that caused their collective ownership to exceed 40% of all Shares then outstanding.

     The U.S. Offer will expire (the "Expiration Time") at midnight, New York City time, on Thursday, February 10, 2000, unless and until the Offeror, in its sole discretion, shall have extended the time during which the Offers are open, in which event the term "Expiration Time" shall mean the latest time and date on which the Offers, as so extended, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and the OSE and to applicable law, the Offeror expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the U.S. Offer is open or to amend the U.S. Offer, by giving notice of such extension or amendment to the Norway Receiving Agent and the Depositary and by making a public announcement thereof. During any such extension, all Securities previously validly tendered and not properly withdrawn will remain subject to the U.S. Offer, subject to the rights of a tendering holder to withdraw tendered Securities.

     For purposes of the U.S. Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Securities validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to Den norske Bank ASA (the "Norway Receiving Agent"), in the case of tendered Shares, or The Bank of New York (the "Depositary"), in the case of tendered ADSs, of the Offeror's acceptance for payment of such Securities pursuant to the U.S. Offer. Upon the terms and subject to the conditions of the U.S. Offer, payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price therefor with the Depositary or the Norway Receiving Agent, as applicable, each of which will act as agent for the tendering holders of Securities for the purpose of receiving payments from the Offeror and transmitting such payments to the tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SECURITIES BE PAID, REGARDLESS OF ANY EXTENSION OF THE U.S. OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the U.S. Offer will be made only after receipt before the Expiration Time by the Norway Receiving Agent of a properly completed and duly executed Acceptance Form (or facsimile thereof) and any other required documents.

     In all cases, payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after receipt within the permitted time period by the Depositary of (i) (A) the American Depositary Receipts ("ADRs") which evidence such ADSs or (B) Book-Entry Confirmation (as defined in the Offer to Purchase) of transfer of such ADSs into the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in the Offer to Purchase,
(ii) (A) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or (B) an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Securities pursuant to any of the procedures described in the Offer to Purchase will be determined by the Offeror in its sole discretion and in accordance with Norwegian law.

     Except as otherwise provided below and in the Offer to Purchase, tenders of Securities are irrevocable. Tenders of Securities pursuant to the U.S. Offer may be withdrawn in accordance with the procedures set forth in the Offer to Purchase at any time before the Expiration Time and, unless previously accepted for payment and paid for by the Offeror pursuant to the U.S. Offer, may also be withdrawn at any time after March 12, 2000.

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal for Shares must be received by the Norway Receiving Agent before the Expiration Time at its address set forth in the Offer to Purchase. Any such notice must specify the name of the Shareholder whose Shares are to be withdrawn, the number of Shares to be withdrawn and the account in the Verdipapirsentralen, the Norwegian Registry of Securities ("VPS") to which the withdrawn Shares should be transferred. With respect to withdrawn Shares, the Norway Receiving Agent will credit the withdrawing Shareholder's account in the VPS with such withdrawn Shares.

     For a withdrawal of ADSs to be effective, a written or facsimile transmission notice of withdrawal for ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth in the Offer to Purchase. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any form of withdrawal must also specify the name and number of the account at The Depositary Trust Company (the "Book-Entry Transfer Facility") to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary before the Expiration Time as provided in the Offer to Purchase.

     Withdrawals of tenders of Securities may not be rescinded and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, the U.S. Offer may be accepted again in respect of withdrawn Securities by the holder re-tendering those Securities by following the procedures described in the Offer to Purchase at any time before the Expiration Time.

   The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The VPS has provided the Offeror with VPS account lists and security position listing, and The Bank of New York, the depositary under NCL's ADR program, has been requested to provide the Offeror with a list of ADR holders and security position listing for the purpose of disseminating the U.S. Offer to holders of Securities. The Offer to Purchase and the related materials are being mailed by the Offeror to holders of record of the Securities and are being furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or who are listed as participants in a clearing agency's security position listing, for transmittal to beneficial owners of Securities.

     THE OFFER TO PURCHASE, ACCEPTANCE FORM AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

     Questions and requests for assistance or copies of the Offer to Purchase, the Acceptance Form, the Letter of Transmittal and related tender offer materials may be directed to Alfred Berg Norge ASA, the manager of the International Offer, in connection with the tender of Shares, and to MacKenzie Partners, Inc., the Information Agent, in connection with the tender of ADSs, at their respective addresses and telephone numbers set forth in the Offer to Purchase. Such additional copies will be furnished at the Offeror's expense.



                           The Information Agent is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue

                            New York, New York 10010

                          (212) 929-5500 (Call Collect)

                                       or

                          CALL TOLL-FREE (800) 322-2885



The Manager of the International Offer is:                   The International Financial Advisor to Arrasas
                                                                    Limited and Star Cruises PLC is:

                                                                         ABN AMRO Asia Corporate
           [ALFRED BERG LOGO]
                ABN AMRO                                                     Finance Limited

             Stortorvet 10                                             31st Floor, Edinburgh Tower
          Postboks 483 Sentrum                                            The Landmark, Central
              N-0105 Oslo                                                     Hong Kong SAR
                 Norway                                                Telephone: 011 852 2868 0368
      Telephone: 011 47 22 00 50 00

January 13, 2000